Exhibit 10.2

TRANSITION AGREEMENT

This Transition Agreement (“Transition Agreement”) is made between DR. THOMAS E. D’AMBRA (“Executive”) and ALBANY MOLECULAR RESEARCH, INC. (the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is serving as the Company’s President and Chief Executive Officer and has tendered his resignation to the Board of Directors, such resignation to be effective on December 31, 2013 as such may be changed by agreement of the parties (the “Resignation Date”);

WHEREAS, the Board of Directors has elected the Executive as Chairman of the Board of Directors, such appointment to be effective on the Resignation Date;

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement dated April 5, 2012 (the “Employment Agreement”) which shall remain in full force and effect until the Resignation Date;

WHEREAS, the Parties also entered into an Employee Nondisclosure, Proprietary Information, Inventions and Non-Solicitation Agreement dated September 5, 2013 (“Employee Agreement”), the terms of which expressly survive the termination of Executive’s employment;

WHEREAS, Executive holds options to purchase shares of the Company’s common stock which are both vested and unvested and are governed by the Company’s Amended 2008 Stock Option and Incentive Plan (the “Stock Plan”) and associated stock option agreements and shares of restricted stock which are unvested and are governed by the Stock Plan and associated restricted stock agreements (collectively “Equity Documents”);

WHEREAS, the Company has agreed to provide Executive with certain benefits (the “Transition Benefits”) in connection with his transition as set forth herein;

WHEREAS, the Non-Contingent Payments set forth in Section 1 and the Transition Benefits set forth in Section 2 are the exclusive source of payments, benefits and equity rights to Executive in connection with the Executive’s transition from an employee of the Company. By entering into this Transition Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, or program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Non-Contingent Payments. Executive and the Company acknowledge and agree that (a) Executive shall continue to remain an active, full-time employee of the Company, receiving base salary and benefits (in each case at the same amount and level as in effect immediately prior to the date hereof; provided, however, that any benefits available to the Executive may be modified to the extent such benefits are modified for the other members of the executive staff of the Company), through the later of December 31, 2013 or the date immediately prior to the date on which the new newly elected President and Chief Executive Officer of the Company becomes an employee of the Company (the “Resignation Date”), which is expected to be January 1, 2014, and (b) the Employment Agreement, the Employee Agreement and the Equity Documents shall remain in full force and effect in accordance with their terms prior to the Resignation Date. On the Resignation Date, the Executive will resign all of his positions with the Company, including any positions as director or officer of any of the Company’s subsidiaries, but excluding his position on the Company’s Board of Directors and will sign any documents reflecting such resignations reasonably requested by the Company. The Company shall also pay all accrued but unused vacation through the Resignation Date, such payment to be made on the first payroll date following the Resignation Date. The Company shall promptly reimburse Executive for any outstanding, reasonable business expenses that Executive has incurred on the Company’s behalf through the Resignation Date, provided the Company receives appropriate documentation pursuant to the Company’s business expense reimbursement policy.

2. Transition Benefits. In exchange for, among other things, the Executive signing, not revoking and complying with the terms of this Transition Agreement, the Company agrees to provide Executive with the following Transition Benefits, which shall be effective after the Resignation Date:

(a) Continuing TIP: The Company shall continue to pay Executive, or in the event of his death, his heirs, the technology incentive payments with respect to the worldwide sales of the Allegra/fexofenadine products for which the Company is receiving royalty payments, as, at such times and how such payments have been made prior to the Resignation Date, which technology incentive payments shall continue through the time that the Company is receiving any royalty income with respect to the worldwide sales of the Allegra/fexofenadine set of products from Sanofi or any other third party source;

(b) Continued vesting of equity: The following shares of restricted stock and grants of stock options previously issued to the Executive shall continue to vest in accordance with their terms following the Resignation Date so long as Executive continues to provide service to the Company as a director, and Executive shall not be deemed to incur a “termination of employment” for purposes of these equity grants until he ceases to provide service to the Company as a director. Except as otherwise provided herein, the equity awards listed below shall continue to be governed by the terms of the Equity Documents:

(i)	80,000 stock options and 26,666 shares of Restricted Stock granted June 2, 2011

(ii)	80,000 stock options and 26,666 shares of Restricted Stock granted February 17, 2012

(iii)	80,000 stock options and 26,666 shares of Restricted Stock granted January 31, 2013

Any changes to comparable equity awards granted to other executive officers, including modification to the performance targets made by the Compensation Committee and acceleration in vesting in a change in control transaction, shall apply equally to the equity awards listed above.

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(c) the Company shall provide the Executive with health and dental insurance continuation at a level consistent with the level and type the Executive had in place at the Resignation Date for a period of 24 months from the Resignation Date;

(d) the Company will pay Executive a bonus in a final amount to be determined following the close of the 2013 fiscal year (the “2013 Bonus”) which will be calculated based on the Company’s actual achievement of the 2013 bonus targets that were established by the Board of Directors and will be finally determined by the Compensation Committee of the Board of Directors following completion of the audit of the fiscal year results, provided, however, that any costs associated with leadership transition shall not be applied towards the 2013 bonus target for margin. For purposes of this Section 2(d), Executive’s bonus allocation, if any, shall be determined in the same manner as the other Executives at the Company. The 2013 Bonus will be paid no later than the date that the bonuses, if any, for such time period are paid to the other executive officers of the Company or March 15, 2014, whichever is earlier;

(e) any other equity awards pursuant to the Equity Documents not listed in Section 2(b) above shall cease to vest on the Resignation Date and exercise of such equity awards shall be subject to the terms of the Equity Documents.

3. Appointment as Non-Executive Chairman of the Board of Directors. Upon assuming the role of non-executive Chairman of the Board of Directors on the Resignation Date, Executive shall be eligible for the annual cash, equity and other consideration payable to non-employee members of the Company’s Board of Directors as such shall be established from time to time, including annual retainers, meeting fees and expense reimbursement. The annual retainers shall be as of the Resignation Date no less than the sum of (i) $30,000 per year for service on the Board of Directors, and (ii) $55,000 per year for services as the Chairman of the Board of Directors; both of which amounts shall be payable once per year around the time of the Company’s annual general meeting of shareholders.

4. Equity Grant. Upon assuming the role of non-executive Chairman of the Board of Directors, Executive shall receive a grant of shares of restricted stock with a Fair Market Value on the date of grant equal to $1 million. Such restricted stock grant will vest on the fifth anniversary of the date of grant, subject to continued service on the Board, with full acceleration of vesting in the event of a change in control transaction. For purposes of this Agreement, the Fair Market Value of the shares of restricted stock will be calculated with reference to the closing price on the date of grant (or the immediately preceding business day if the date of grant is not a business day).

5. General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective executive benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Transition Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the New York Executive Law; the New York Constitution; the New York Labor Law; the New York Civil Rights Law; defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company and his resignation from employment and all claims in his capacity as a Company stockholder. Executive understands that this general release does not release any rights arising under or preserved by this Transition Agreement, or to claims that may arise out of acts or events that occur after the Resignation Date. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Transition Agreement. The Company represents that it is unaware of any claims, demands, debts, damages and liabilities of any kind that the Company may have against the Executive as of the date of this Transition Agreement and that Executive’s willingness to enter into this Transition Agreement and provide the release set forth in this Section is in consideration, in part, on that representation.

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6. Indemnification. To the full extent permitted by law and subject to the Company’s Articles of Incorporation and Bylaws, the Company shall indemnify Executive with respect to actions commenced against Executive in his capacity as a director or officer of the Company. The Company agrees to use its best efforts to secure and maintain directors’ and officers’ liability insurance with respect to Executive.

7. Restrictive Covenants; Injunctive Relief. Executive’s obligations set forth in the Employment Agreement, including but not limited to Sections 7 and 8 thereof, and those set forth in the Employee Agreement shall be referred to as the “Restrictive Covenants.” Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Restrictive Covenants, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Restrictive Covenants the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any part of the Restrictive Covenants, then Executive also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

8. Advice of Counsel. This Transition Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Transition Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Transition Agreement and that Executive is voluntarily entering into this Transition Agreement.

9. Termination of Transition Benefits. Executive acknowledges that his right to the Transition Benefits is conditional on his compliance with the Restrictive Covenants. In the event that Executive fails to comply with any of the Restrictive Covenants after written notice of noncompliance from the Company and a 30-day period to cure, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Transition Benefits set forth in Sections 2 and 3 of this Transition Agreement. Such termination of those payments and benefits in the event of such breach by the Executive shall not affect Executive’s ongoing obligations and shall be in addition to and not in lieu of the Company’s rights to injunctive relief and other legal and equitable remedies that the Company may have.

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10. Time for Consideration; Effective Date. Executive acknowledges that he has been provided with the opportunity to consider this Transition Agreement for twenty-one (21) days before signing it. If Executive signs this Transition Agreement within less than twenty-one (21) days of the date of its delivery to him, Executive acknowledges by signing this Transition Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Transition Agreement for the entire twenty-one (21) day period. Executive and the Company agree that any changes or modifications to this Transition Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Transition Agreement, Executive shall retain the right to revoke this Transition Agreement by written notice that must be received by Brian Russell before the end of such revocation period. This Transition Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Transition Agreement during the revocation period.

11. Enforceability. Executive acknowledges that, if any portion or provision of this Transition Agreement or the Restrictive Covenants shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

12. Entire Agreement. This Transition Agreement, the Employee Agreement, the Equity Documents, and the Employment Agreement (except as specifically revised by, amended by, or as otherwise set forth in, this Transition Agreement) constitute the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning Executive’s relationship with the Company.

13. Waiver. No waiver of any provision of this Transition Agreement shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Transition Agreement, or the waiver by either Party of any breach of this Transition Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Transition Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Transition Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Transition Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

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15. Governing Law; Disputes; Interpretation; Notices. This Transition Agreement shall be construed and regulated in all respects under the laws of the State of New York without regard to conflict of law principles. Any dispute or controversy arising under or in connection with this Transition Agreement shall be settled exclusively by arbitration in Albany, New York, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered in any court having jurisdiction. In the event of any dispute, this Transition Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Transition Agreement. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, (ii) when transmitted by facsimile and receipt is acknowledged, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

To the Company:

Albany Molecular Research, Inc.

21 Corporate Circle

Albany, New York 12203-5154

Facsimile: (518) 867-4375

Attention: Board of Directors

To the Executive, at the address on file with the Company

or to such other address of which any party may notify the other parties as provided above. Notices shall be effective as of the date of such delivery or mailing.

16. Successors and Assigns. This Transition Agreement shall inure to the benefit of successors of the Company by way of merger, consolidation or transfer of all or substantially all of the assets of the Company, and may not be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

17. Counterparts. This Transition Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Transition Agreement on the date(s) indicated below.

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth
William S. Marth
Chairman of the Board of Directors

Date:	September 6, 2013

/s/ Thomas D’Ambra
THOMAS E. D’AMBRA, PH.D.

Date:	September 6, 2013

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